Exhibit 3.2
CERTIFICATE OF ELIMINATION OF THE
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
OF HUMAN GENOME SCIENCES, INC.
Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware
Human Genome Sciences, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:
1. That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Certificate of Incorporation, as amended, of the Corporation, the Board of Directors of the Corporation (the “Board”), by resolution duly adopted, authorized the issuance of a series of Thirty Thousand (30,000) shares of Preferred Stock of the Corporation designated as Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), and established the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, and, on May 28, 1998, filed a Certificate of Designation (the “Certificate of Designation”) with respect to such Series A Preferred Stock in the office of the Secretary of State of the State of Delaware.
2. That no shares of such Series A Preferred Stock are outstanding and no shares thereof will be issued subject to the Certificate of Designation.
3. That the Board has adopted the following resolutions:
WHEREAS, pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”) and authority granted in the Restated Certificate of Incorporation (Fifth), as amended, of the Corporation the Board, by resolution duly adopted, authorized the issuance of a series of Thirty Thousand (30,000) shares of Preferred Stock of the Corporation designated as Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), and established the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, and, on May 28, 1998, filed a Certificate of Designation (the “Certificate of Designation”) with respect to such Series A Preferred Stock in the office of the Secretary of State of the State of Delaware; and
WHEREAS, as of the date hereof, no shares of Series A Preferred Stock are outstanding and no shares of Series A Preferred Stock will be issued subject to the Certificate of Designation; and
WHEREAS, the Board deems it desirable and in the best interests of the Corporation that all matters set forth in the Certificate of Designation with respect to the Series A Preferred Stock be eliminated from the Certificate of Incorporation, as amended, of the Corporation.

NOW, THEREFORE, BE IT HEREBY:
RESOLVED, that all matters set forth in the Certificate of Designation filed by the Corporation with the office of the Secretary of State of the State of Delaware on May 28, 1998 designating a series of 30,000 shares of Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Corporation, are hereby eliminated from the Restated Certificate of Incorporation (Fifth), as amended, of the Corporation; and be it
FURTHER RESOLVED, that the officers of the Corporation be, and hereby are, authorized and directed to file a Certificate of Elimination with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Certificate of Designation with respect to the Series A Preferred Stock shall be eliminated from the Restated Certificate of Incorporation (Fifth), as amended, of the Corporation.
4. That, accordingly, all matters set forth in the Certificate of Designation with respect to the Series A Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation, as heretofore amended, of the Corporation.
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IN WITNESS WHEREOF, Human Genome Sciences, Inc. has caused this Certificate to be executed by its duly authorized officer this 20th day of May, 2010.

HUMAN GENOME SCIENCES, INC.
By:	/s/ James H. Davis, Ph.D
	Name:	James H. Davis, Ph.D
	Office:	Executive Vice President, General Counsel and Secretary